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                                                                     EXHIBIT 23


                             CONSENT OF KPMG LLP


The Board of Directors
Rayovac Corporation:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-69711) and Form S-8 (Nos. 333-39239, 333-41815, and
333-42443), of Rayovac Corporation of our reports dated November 3, 2000, relating to the consolidated balance sheets of Rayovac Corporation and Subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2000 and related financial statement schedule, which reports appear in the September 30, 2000, Annual Report on Form 10-K of Rayovac Corporation.


Milwaukee, Wisconsin
December 19, 2000